Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144216) pertaining to the Employee Savings & Investment Plan of The Bank of New York Company, Inc. (the “Plan”) of The Bank of New York Company, Inc. of our report dated June 22, 2007, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York

June 27, 2008